Exhibit 99.1

FOR IMMEDIATE RELEASE

November 12, 2008

MICRONETICS REPORTS SECOND QUARTER RESULTS FOR FISCAL YEAR 2009

Hudson, NH — (BUSINESS WIRE) — November 12, 2008 — Micronetics, Inc. (NASDAQ:NOIZ) today reported results for its thirteen and twenty-six weeks ended September 27, 2008. The results of its subsidiary MICA Microwave, Inc. are included from the acquisition date of June 5, 2007.

Net sales for the second quarter (Q2 FY2009) were $6.5 million, a decrease of 33% or $3.22 million when compared to $9.8 million for Q2 FY2008. The decrease in net sales for Q2 FY2009 is primarily attributable to a decrease in net sales of high performance amplifiers for commercial WIMAX and public safety applications. For Q2 FY2009 the Company reported a net loss of ($66,600) or ($.01) per diluted share, as compared to net income of $618,159 or $0.12 per diluted share for Q2 FY2008.

Net sales for the twenty-six weeks ended September 27, 2008 were $13.6 million, a decrease of 15% or $2.44 million compared to $16.1 million for the twenty-six weeks ended September 30, 2007. The decrease in net sales is primarily attributable to a decrease in net sales of high performance amplifiers for commercial WIMAX and public safety applications of approximately $4.3 million offset in part by an increase of $1.0 million in sales of components and $.9 million in sales of integrated component sub-systems for jamming and electronic modernization. For the twenty-six weeks ended September 27, 2008, the Company reported net income of $91,006 or $.02 per diluted share, as compared to net income of $803,253 or $0.16 per diluted share for the twenty-six weeks ended September 30, 2007.

Backlog increased to $20 million on approximately $9 million in bookings for the quarter.

David Robbins, Micronetics’ CEO stated, “Funding issues for WIMAX infrastructure build-out and municipal public safety networks continue to impact our commercial product line. In addition, given current economic conditions, the future of these commercial contracts remains unpredictable. We are also in the engineering development phase on several complex integrated assemblies with the associated high level of engineering costs. We expect that once development is complete and the successful delivery of these new products to our key customers begins, there will be significant bookings and profitable revenue starting in FY2010.”

Mr. Robbins continued, “We continue to see an increase in backlog of our higher value integrated subsystems. We expect to increase our rate of shipping against our backlog in the third and fourth quarters, and should see sales in the second half of the year increase over our first half. We remain confident in the Company’s ability to maintain its positive cash flow across these strong new product lines.”

Micronetics manufactures microwave and radio frequency (RF) components and integrated subassemblies used in a variety of defense, aerospace and commercial applications. Micronetics also manufactures and designs test equipment and components that test the strength, durability and integrity of communication signals in communications equipment. Micronetics serves a diverse customer base, including Aerosat Avionics, Airspan, Anaren Microwave, BAE Systems, Boeing, Comtech, EADS, EDO/Benchmark, General Dynamics, ITT Electronic Warfare Systems, L-3 Communications, Lockheed Martin, Nextwave/Jabil Circuit, Northrop Grumman, Pegasus GSS, Qualcomm, Raytheon, Teradyne, Tektronix and Thales. Additional information can be found on our website at http://www.micronetics.com.

As of April 1, 2008, the Company changed its fiscal quarters to the 13-week period ending on the Saturday nearest June 30, September 30 and December 31st. The second quarter of Fiscal 2009 has 91 days versus 92 days in the second quarter of Fiscal 2008. The Company’s fiscal year end remains March 31, 2009.

Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to reductions in spending by certain of our customers, our ability to operate and integrate acquired companies, our ability to manage our growth, disruptions in supply or production, increased levels of debt, our ability to protect our proprietary information, future economic conditions in our industry and generally, as well as other factors. The information in this release should be reviewed in conjunction with Micronetics’ Annual Report for its fiscal year ended March 31, 2008 as well as its other filings with the Securities and Exchange Commission.

INCOME STATEMENT DATA

($000s omitted except per share data)

	Thirteen Weeks Ended
	Sep. 27, 2008	Sep. 30, 2007
Net sales	$6,545	$9,763

Gross profit	2,069	3,652

Research and development	389	159

Selling, general and administrative expenses	1,696	1,992

Amortization of intangibles	171	183

Other expense	(61)	(237)

(Loss) income before income taxes	(248)	1,081

(Benefit) provision for income taxes	(181)	463

Net (loss) income	(67)	618

Net (loss) income per common share:
Basic	(.01)	.12
Diluted	(.01)	.12

Weighted average shares
Outstanding:
Basic	5,005	4,975
Diluted	5,005	5,013

INCOME STATEMENT DATA

($000s omitted except per share data)

	Twenty Six Weeks Ended
	Sep. 27, 2008	Sep. 30, 2007
Net sales	$13,632	$16,074

Gross profit	5,048	6,045

Research and development	731	313

Selling, general and administrative expenses	3,896	3,630

Amortization of intangibles	348	366

Other expense	(37)	(240)

Income before income taxes	36	1,496

(Benefit) provision for income taxes	(55)	693

Net income	91	803

Net income per common share:
Basic	.02	.16
Diluted	.02	.16

Weighted average shares
Outstanding:
Basic	5,003	4,874
Diluted	5,008	4,911

Contact

David Robbins, CEO

Micronetics, Inc.

(603) 546-4131